Exhibit 99.1

For Immediate Release

Media Contact: Charles Wiff: (607) 743-8314 or (518) 326-6400

PIONEER BANCORP, INC. ANNOUNCES CLOSING

OF MUTUAL HOLDING COMPANY REORGANIZATION AND STOCK OFFERING

Albany, New York, July 17, 2019 – Pioneer Bancorp, Inc. (the “Company”), the holding company for Pioneer Bank, announced today that it had closed its stock offering in connection with the completion of the reorganization of Pioneer Bank into the two-tier mutual holding company form of organization.

“This reorganization is the result of many months of dedicated effort by the Pioneer Bank team and our partners, and we are all excited to celebrate this milestone together. Not only will Pioneer Bank raise additional capital with which to continue our growth and provide even greater value to our customers, we will also build on our commitment to the community through an additional contribution to the Pioneer Bank Charitable Foundation,” said Pioneer Bank President and CEO Thomas Amell.

The Company sold 11,170,402 shares of common stock at a price of $10.00 per share in its subscription offering, including 221,636 shares sold to Pioneer Bank’s employee stock ownership plan. The Company also contributed 519,554 shares of common stock and $250,000 in cash to the Pioneer Bank Charitable Foundation. The Pioneer Bank Charitable Foundation is committed to helping “kids be kids,” and supports local charitable organizations that focus on education, nutrition, clothing and housing. Upon closing, 25,977,679 shares of the Company’s common stock are outstanding, including 14,287,723 shares issued to Pioneer Bancorp, MHC. The employee stock ownership plan intends to own 3.92% of the Company’s outstanding shares of common stock following completion of the offering. Accordingly, the employee stock ownership plan intends to purchase up to an additional 796,689 shares of Company common stock in the open market once trading begins.

Shares of the Company’s common stock are expected to begin trading on July 18, 2019 on the Nasdaq Capital Market under the trading symbol “PBFS.” Pioneer Bank President and CEO Thomas Amell will ring the Nasdaq Closing Bell in New York City. The Company’s transfer agent, Continental Stock Transfer & Trust Company, expects to mail Direct Registration Statements reflecting the shares purchased in the stock offering, a check for any interest due on funds submitted and, if any subscription was not filled, any refund due on or about July 18, 2019.

Sandler O’Neill & Partners, L.P. acted as marketing agent for the Company in connection with the stock offering. Luse Gorman, PC acted as legal counsel to the Company and Pioneer Bank. Silver, Freedman, Taff & Tiernan LLP acted as legal counsel to Sandler O’Neill & Partners, L.P.

About Pioneer Bank

As a leading financial institution in New York’s Capital Region, Pioneer Bank has more than $1 billion in assets and operates 22 branches locally. Recognized as a “Best Places to Work” by the Albany Business Review six years running, Pioneer Bank delivers a world-class working environment for its employees and is continually evolving to meet the needs of its customers by offering new products, services and leading technologies. Pioneer Bank has earned a Five Star rating from Bauer Financial Inc. each quarter for more than a quarter-century – something only 5 percent of U.S. banks can claim. Pioneer Bank is committed to giving back to the communities in which it serves through the Pioneer Bank Charitable Foundation, which provides resources to nonprofit organizations that help improve the quality of life for children in the Capital Region. For more information on Pioneer Bank, please visit www.pioneerbanking.com.

Forward-Looking Statements

This press release contains forward-looking statements about the offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Pioneer Bank is engaged.